Exhibit 99.2

SCHEDULE I

Set forth below are the names, business addresses and present principal occupations of the directors and executive officers of Glencore plc, Glencore International AG and Danelo Limited. Where no business address is given for an executive officer or director, and such director’s or officer’s principal employer is Glencore plc or one of its subsidiaries, the business address is Baarermattstrasse 3, CH-6340, Baar, Switzerland. To the best knowledge of the Reporting Persons, none of the persons listed below beneficially owns any Registered Shares.

Directors of Glencore plc: Name	Principal Occupation	Business Address	Citizenship
Gary Nagle, Director	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Kalidas Madhavpeddi, Non-Executive Chairman	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	USA
John Wallington, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Martin Gilbert, Non-Executive Director	Director	c/o Glencore UK Ltd. 18 Hanover Square London W1S 1JY United Kingdom	United Kingdom
Cynthia Carroll, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	USA
Gill Marcus, Senior Independent Director	Director	c/o Glencore South Africa (Pty) Ltd. 3rd Floor, Worley Parsons Building 39 Melrose Boulevard Melrose Arch Melrose North 2196 South Africa	South Africa
Liz Hewitt, Non-Executive Director	Director	c/o Glencore UK Ltd. 18 Hanover Square London W1S 1JY United Kingdom	United Kingdom
María Margarita Zuleta, Non-Executive Director	Director	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Colombia

Executive Officers of Glencore plc: Name	Principal Occupation	Business Address	Citizenship
Gary Nagle	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Steven Kalmin	Chief Financial Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Australia
John Burton	Company Secretary of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	United Kingdom

Directors and Executive Officers of Glencore International AG: Name	Principal Occupation	Business Address	Citizenship
Gary Nagle, Member of the Board of Directors	Chief Executive Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	South Africa
Steven Kalmin, Member of the Board of Directors	Chief Financial Officer of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Australia
John Burton, Member of the Board of Directors	Company Secretary of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	United Kingdom

Each director of Glencore International AG is also an executive officer of the company.

Directors and Executive Officers of Danelo Limited: Name	Principal Occupation	Business Address	Citizenship
John Burton, Director	Company Secretary of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	United Kingdom
Markus Walt, Director	Head of Business Development of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Switzerland
Anelia Batcheva, Director	Head of Treasury Operations of Glencore plc	c/o Glencore International AG Baarermattstrasse 3 CH-6340 Baar Switzerland	Switzerland

Each director of Danelo Limited is also an executive officer of the company.

SCHEDULE II

On May 24, 2022, in an agreement with the Department of Justice (“DOJ”), subject to final approval by the Court, Glencore International AG, a wholly-owned subsidiary of Glencore plc, agreed to $428,521,173 in fines and $272,185,792 in forfeiture and disgorgement and pled guilty in the Southern District of New York to one count of conspiracy to violate the US Foreign Corrupt Practices Act related to past actions in certain overseas jurisdictions. Glencore International AG agreed to pay $262,590,214 to the United States, with up to $136,236,140 to be credited against the resolution with UK authorities and up to $29,694,819 to be credited against any potential resolution with Swiss authorities, both in connection with investigations into related conduct. The DOJ resolution provided for forfeiture of $181,457,195 and credited Glencore International AG for $90,728,597 in disgorgement to the Commodity Futures Trading Commission (“CFTC”). The DOJ agreement provides for the appointment of an independent compliance monitor for a period of three years to assess and monitor Glencore International AG’s compliance with the terms of the agreement and evaluate the effectiveness of its compliance program and internal controls.

On May 24, 2022, in a separate agreement with the DOJ, Glencore AG agreed to a fine of $341,221,682 and forfeiture of $144,417,203 and pled guilty in the District of Connecticut to one count of conspiracy to commit commodity price manipulation related to past market conduct in certain US fuel oil markets. Of this amount, $242,819,443 will be credited against the resolution with the CFTC. The DOJ agreement provides for the appointment of an independent compliance monitor for a period of three years to assess and monitor Glencore AG’s compliance with the agreement and evaluate the effectiveness of its compliance program and internal controls.

In March 2025, the DOJ announced the early conclusion of the monitorships following a review of the facts and circumstances of the case and Glencore’s efforts to date.

On May 24, 2022, Glencore International AG, Glencore AG and Chemoil Corporation (a wholly-owned subsidiary of Glencore plc) reached a separate agreement to resolve an investigation by the CFTC in relation to civil violations of the Commodity Exchange Act and CFTC regulations, in connection with past market conduct in certain US fuel oil markets as well as past corrupt practices in certain overseas jurisdictions. The companies agreed to pay $333,548,040 in civil penalties and disgorgement to the CFTC, with the $852,797,810 balance of the penalty to the CFTC being offset against penalties imposed by other authorities.

On May 24, 2022, Glencore further agreed to pay $39,598,367 under a resolution signed with the Brazilian Federal Prosecutor’s Office in connection with its bribery investigation.

On June 21, 2022, Glencore Energy UK Limited (a wholly-owned subsidiary of Glencore plc) pled guilty in Southwark Crown Court to five counts of bribery and two counts of failure to prevent bribery under the UK Bribery Act 2010. On November 3, 2022, Glencore Energy UK Limited was sentenced to pay a financial penalty and costs of GBP 280,965,092.95.

On August 5, 2024, the Office of the Attorney General of Switzerland (“OAG”) announced that it has closed its criminal investigation against Glencore International with a summary penalty order and an abandonment order. The summary penalty order holds Glencore International criminally liable for failing to have taken all necessary and reasonable organizational measures to prevent the bribery of a Congolese public official by a business partner in 2011 in connection with the acquisition from the state-owned mining company by that business partner of minority stakes in two mining companies in the Democratic Republic of the Congo. The OAG stated in the summary penalty order that it did not identify that any Glencore employees had any knowledge of the bribery by the business partner, nor did Glencore benefit financially from the conduct of the business partner. Glencore International has been sentenced to a fine of CHF 2 million and the OAG imposed a compensation claim in the amount of US$150 million in respect of the estimated benefit obtained by the business partner. Glencore has cooperated fully with the investigation by the OAG and taken significant measures to enhance its compliance programme, particularly since 2016, both of which were taken into account as mitigating factors in setting the amount of the fine. The parallel investigation by the Dutch Prosecution Service has also been concluded, and the case was dismissed following the resolution of the Swiss investigation. Glencore does not admit the findings of the OAG, but in the interests of resolving this matter has agreed not to appeal the summary penalty order.